NL REPORTS SECOND QUARTER 2023 RESULTS

DALLAS, TEXAS – August 2, 2023 – NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $3.1 million, or $.06 per share, in the second quarter of 2023 compared to net income attributable to NL stockholders of $30.2 million, or $.62 per share, in the second quarter of 2022. NL results include an unrealized loss of $5.4 million in the second quarter of 2023 related to the change in value of marketable equity securities compared to an unrealized gain of $19.2 million in the second quarter of 2022. For the first six months of 2023, NL reported a net loss attributable to NL stockholders of $9.8 million, or $.20 per share, compared to net income attributable to NL stockholders of $48.8 million, or $1.00 per share for the first six months of 2022. NL results include an unrealized loss of $10.9 million in the first six months of 2023 related to the change in value of marketable equity securities compared to a $19.9 million unrealized gain in the first six months of 2022.

Net sales were $36.6 million for the second quarter of 2023 compared to $41.6 million in the second quarter of 2022 and $77.8 million for the six months of 2023, compared to $83.7 million for the same prior year period. The decrease in sales for both periods is predominantly due to lower Security Products sales to the government security market and, to a lesser extent, lower Marine Component sales to the towboat market. Income from operations attributable to CompX was $4.4 million for the second quarter of 2023 compared to $7.7 million for the second quarter of 2022 and $11.4 million for the first six months of 2023 compared to $14.0 million for the same prior year period. Income from operations decreased for both comparative periods primarily due to lower sales and gross margin in the second quarter of 2023 for both Security Products and Marine Components.

NL recognized equity in losses of Kronos of $2.6 million in the second quarter of 2023 compared to equity in earnings of $14.0 million in the second quarter of 2022. NL recognized equity in losses of $7.2 million in the first six months of 2023 compared to equity in earnings of $31.5 million in the same period of 2022.  Kronos’ net sales of $443.2 million in the second quarter of 2023 were $122.1 million, or 22%, lower than in the second quarter of 2022. Kronos’ net sales of $869.5 million in the first six months of 2023 were $258.7 million, or 23%, lower than in the first six months of 2022. Kronos’ net sales decreased in the second quarter of 2023 compared to the second quarter of 2022 due to the effects of lower sales volumes in all its major markets and slightly lower average TiO2 selling prices. Kronos’ net sales decreased in the first six months of 2023 compared to the first six months of 2022 due to the net effects of lower sales volumes in all its major markets and slightly higher average TiO2 selling prices. Kronos’ TiO2 sales volumes were 26% lower in the second quarter of 2023 as compared to the second quarter of 2022 and 28% lower in the first six months of 2023 as compared to the first six months of 2022. Kronos’ average TiO2 selling prices were 2% lower in the second quarter of 2023 as compared to the second quarter of 2022 but 1% higher in the first six months of 2023 as compared to the first six months of 2022. Kronos’s average TiO2 selling prices at the end of the second quarter of 2023 were 5% lower than at the end of 2022. Changes in product mix positively contributed to Kronos’ net sales, primarily due to modest growth in its complementary businesses which somewhat offset declines in TiO2 sales volumes in both the second quarter and first six months of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $12 million in the first six months of 2023 as compared to the first six months of 2022. Changes in the currency exchange rates had a nominal effect on the net sales in the second quarter of 2023 as compared to the second quarter of 2022. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the second quarter of 2023 was $6.7 million as compared to income from operations of $65.2 million in the second quarter of 2022. For the year-to-date period, Kronos’ loss from operations was $25.0 million as compared to income from operations of $148.5 million in the first six months of 2022. Kronos’ income from operations decreased in the second quarter and first six months of 2023 compared to the same periods in 2022 primarily due to lower sales volumes and higher production costs (primarily raw material and energy costs). The net sales decline in the first six months of 2023 was somewhat offset by higher average TiO2 selling prices. In addition, cost of sales in the second quarter and first six months of 2023 includes $22 million and $54 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at Kronos’ facilities during the first six months of 2023 as Kronos adjusted its TiO2 production volumes to align inventory levels with lower demand. Kronos’ TiO2 production volumes were 33% lower in the second quarter of 2023 compared to the second quarter of 2022 and 28% lower in the first six months of 2023 compared to the same period of 2022. As a result of reduced demand and scheduled maintenance activities, Kronos operated its production facilities at 70% of practical capacity utilization in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively) compared to 98% in the first six months of 2022 (100% and 95% in the first and second quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ loss from operations approximately $2 million in the second quarter of 2023 and approximately $21 million in the first six months of 2023 as compared to the same prior year periods.

Corporate expenses decreased $.5 million in the second quarter of 2023 compared to the second quarter of 2022 primarily due to lower environmental remediation fees and related costs. Corporate expenses decreased $.1 million in the first six months of 2023 compared to the same period of 2022 as lower environmental remediation and related cost and lower administrative expenses were almost fully offset by higher litigation fees and related costs. Interest and dividend income increased in the second quarter and for the first six months of 2023 compared to the same periods of 2022 primarily due to higher average interest rates and increased investment balances, somewhat offset by lower average balances on CompX’s revolving promissory notes receivable from Valhi. Marketable equity securities represent the change in unrealized gains on our portfolio of marketable equity securities during the periods.

Our net loss attributable to NL stockholders for the second quarter and for the first six months of 2023 includes a non-cash loss of $4.9 million ($3.9 million, or $.08 per share, net of tax) due to the termination of our U.K. pension plan.

Our net loss attributable to NL stockholders for the first six months of 2023 includes income of $.5 million ($.4 million, or $.01 per share, net of tax), due to Kronos’ recognition of a pre-tax insurance settlement gain related to a business interruption insurance claim arising from Hurricane Laura in 2020.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw material (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;

●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities;
●	Potential increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023
Net sales	$41.6	$36.6	$83.7	$77.8
Cost of sales	28.0	26.3	58.0	54.8

Gross margin	13.6	10.3	25.7	23.0

Selling, general and administrative expense	5.9	5.9	11.7	11.6
Corporate expense	3.5	3.0	5.9	5.8

Income from operations	4.2	1.4	8.1	5.6

Equity in earnings (losses) of Kronos Worldwide, Inc.	14.0	(2.6)	31.5	(7.2)

Other income (expense):
Interest and dividend income	.6	2.1	.9	4.1
Marketable equity securities	19.2	(5.4)	19.9	(10.9)
Loss on pension plan termination	—	(4.9)	—	(4.9)
Other components of net periodic pension and OPEB cost	(.3)	(.3)	(.5)	(.7)
Interest expense	(.2)	(.2)	(.5)	(.4)

Income (loss) before income taxes	37.5	(9.9)	59.4	(14.4)

Income tax expense (benefit)	6.4	(7.3)	9.1	(5.9)

Net income (loss)	31.1	(2.6)	50.3	(8.5)

Noncontrolling interest in net income of subsidiary	.9	.5	1.5	1.3

Net income (loss) attributable to NL stockholders	$30.2	$(3.1)	$48.8	$(9.8)

Net income (loss) per share attributable to NL stockholders	$.62	$(.06)	$1.00	$(.20)

Weighted average shares used in the calculation of net income per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023
CompX - component products	$7.7	$4.4	$14.0	$11.4
Corporate expense	(3.5)	(3.0)	(5.9)	(5.8)

Income from operations	$4.2	$1.4	$8.1	$5.6

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2023 vs. 2022	2023 vs 2022
Percentage change in net sales:
TiO2 sales volume	(26)%	(28)%
TiO2 product pricing	(2)	1
TiO2 product mix/other	6	5
Changes in currency exchange rates	—	(1)

Total	(22)%	(23)%